CLEARSIGN COMBUSTION CORPORATION

ADVISORY BOARD AGREEMENT

This Advisory Board Agreement ("**Agreement**") is entered into as of April 14, 2008 by and between ClearSign Combustion Corporation, a Washington corporation (the "**Company**"), and the individual whose name appears on the signature page of this Agreement ("**Advisor**").

RECITALS

A. Advisor has special knowledge and expertise which is of strategic, business or technical interest to the Company.

B. The Company desires Advisor to serve on the Company's Advisory Board (the "**Advisory Board**"), and Advisor is willing to serve on the Advisory Board and to perform the duties expected of members of the Advisory Board, upon the terms and conditions contained herein.

AGREEMENT

In consideration of the mutual covenants and promises contained herein, the Company and Advisor agree as follows:

1. Advisor's Duties. During the term of this Agreement, Advisor agrees to (a) to act as a member of the Advisory Board and to fulfill the responsibilities of a member of the Advisory Board as such responsibilities may be defined by the Company from time to time; (b) to provide such advisory and consulting services to the Company, within Advisor's area of domain expertise, as the Company may reasonably request; (c) if and as requested by the Company, to advise and consult with the Company regarding (i) industry information and trends; (ii) third party products and services; (iii) the Company's strategic direction, technology, products and services; (iv) potential employees, vendors, partners, strategic alliances, and/or customers; and (v) other matters that the parties may deem appropriate (all of the foregoing being the "**Services**").

2. Equity Compensation. In consideration of (a) Advisor's assignment of Advisor's right, title and interest pursuant to that certain Restricted Stock Purchase Agreement of even date herewith (the "**Purchase Agreement**") to the Business Plans and Intellectual Property (as defined in the Purchase Agreement), (b) all past Services provided by Advisory and the Services to be provided by Advisor in the one year period following the date of this Agreement, and (c) Advisor's other obligations contained in this Agreement, including without limitation Section 4, the Company agrees to issue to Advisor 100,000 shares of the Company's common stock pursuant to the Purchase Agreement.

3. Business Expenses. Advisor will be reimbursed for all pre-approved reasonable out-of-pocket business expenses incurred by Advisor in providing the Services hereunder, including travel to and from Advisory Board meetings, reasonably promptly after receipt by the Company from Advisor of an itemized expense report, in a form prescribed by the Company,

together with receipts or other proof of such expenses reasonably satisfactory to the Company. All expenses must be approved in advance by the Company.

4. Nondisclosure; Nonsolicitation; Invention Assignment.

4.1 Advisor acknowledges that during the course of Advisor's relationship with the Company, Advisor will be exposed to and have access to Confidential Information (as defined below). During the term of this Agreement and after its termination, Advisor will keep in confidence and trust all Confidential Information, and will not use or disclose to any third party, other than in connection with performing the Services under this Agreement, any Confidential Information or anything related thereto without the prior written consent of the Company.

4.2 Advisor will promptly make full written disclosure to the Company regarding, and hereby irrevocably assigns and transfers to the Company all right, title and interest that Advisor may now or hereafter have in, any Confidential Information and in any Inventions and Works, Materials and Proprietary Rights (all as defined below), subject to the limitations set forth below. This assignment and transfer is independent of any obligation or commitment made to Advisor by the Company. Advisor hereby waives any moral rights that Advisor may have in or to any Confidential Information, Inventions and Works, Materials and Proprietary Rights. Advisor acknowledges that all Confidential Information is the exclusive property of the Company. As between the Company and Advisor, the Company is and will be the sole owner of all Confidential Information, Inventions and Works, Materials and Proprietary Rights. To the extent eligible for such treatment, all Inventions and Works will constitute "works made for hire" under applicable copyright laws. Upon the termination of this Agreement, or upon the Company's earlier request, Advisor will deliver to the Company all of the Company's property or Confidential Information that Advisor may have in Advisor's possession or control. As requested by the Company, Advisor shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any patent, copyright or other protection which the Company elects to obtain or enforce for its inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets. Advisor's obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of Advisor's relationship with the Company, but the Company shall compensate Advisor at a reasonable rate after the termination of such relationship for time actually spent at the Company's request providing such assistance.

4.3 Advisor agrees that Advisor will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Advisor has an agreement or duty to keep in confidence information acquired by Advisor, if any, and that Advisor will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Advisor will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the work product of Advisor under this Agreement.

4.4 Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Advisor agrees that Advisor owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company's agreement with such third party.

4.5 Advisor agrees that if in the course of performing the Services, Advisor incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Advisor or in which Advisor has an interest, (a) Advisor shall inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (b) the Company is hereby granted and shall have a nonexclusive, royalty-free, fully paid, perpetual, irrevocable, worldwide license with right to sublicense to make, have made, modify, use and sell such item as part of or in connection with such Invention. Advisor shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company's prior written permission.

4.6 The following terms have the following meanings as used in this Agreement:

"Confidential Information" means any information related to the business or other affairs of the Company or its affiliates that: (a) becomes known to or is conceived, compiled, developed, or discovered by Advisor, whether solely or jointly with others, during the term of this Agreement or (b) is or has been received or otherwise becomes known to Advisor in connection with Advisor's service relationship with the Company. Without limiting the generality of the foregoing, Confidential Information includes information, both written and oral, relating to Inventions and Works, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company or its affiliates. Confidential Information also includes any information that has been made available to the Company by its clients or other third parties and which the Company is obligated to keep confidential. Confidential Information does not include information that is in the public domain prior to the date hereof or comes into the public domain after such date through no fault of Advisor, is independently developed by the Advisor without reference to or use of any Confidential Information, or is received by Advisor without an obligation of confidentiality from an unrelated third party that is not under an obligation of confidentiality to the Company and that has a legal right to disclose such information.

"Inventions and Works" means any composition, work of authorship, computer program, product, device, technique, know-how, algorithm, method, design, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that is (a) within the scope of the Company's business, research or investigations, or results from or is suggested by any work performed by Advisor for the

Company, and (b) created, conceived, reduced to practice, developed, discovered, invented or made by Advisor during the Term, whether solely or jointly with others, and whether or not while employed by, or in a consulting relationship with, the Company.

"**Materials**" means any product, prototype, sample, model, document, diskette, tape, picture, drawing, design, recording, report, proposal, paper, note, writing or other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information or Inventions and Works.

"**Proprietary Right**" means any patent, copyright, trade secret, trademark, trade name, service mark or other protected intellectual property right in any Confidential Information, Inventions and Works, or Materials.

4.7 During the period commencing on the date hereof and ending 12 months after the termination of Advisor's service relationship with the Company (whether as a Advisory Board member, consultant or otherwise) (the "**Restricted Period**"), Advisor will not induce, or attempt to induce, any employee or consultant of the Company to leave such employment or relationship to engage in, be employed by, perform services for, participate in or otherwise be connected with, either directly or indirectly, Advisor or any enterprise with which Advisor is in any way associated.

4.8 During the Restricted Period, Advisor will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers or business partners during the period of Advisor's services to the Company, nor will Advisor solicit or attempt to induce any customer, supplier, partner or other person or entity with whom the Company has, or is attempting to establish, a commercial relationship to cease or refrain from doing business with the Company or to alter its relationship with the Company in any way adverse to the Company.

4.9 Advisor represents and warrants to the Company that Advisor's execution, delivery and performance of this Agreement and the performance of Advisor's other obligations and duties to the Company will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which Advisor is a party or by which Advisor may be bound.

4.10 At all times after the date hereof, Advisor will not (a) make any false, misleading or disparaging statements with regard to the Company or the products or services of the Company, or the management or shareholders of the Company, to any third party, or (b) make any other statement to any third party that may impair or otherwise adversely affect the goodwill or reputation of the Company.

5. Termination. Either party may terminate this Agreement upon written notice to the other party. This Agreement shall terminate automatically in the event of Advisor's death. Upon termination of this Agreement or upon request, Advisor will promptly deliver to the Company all documents and other Materials of any nature (and all copies thereof) pertaining to the Services, together with all documents and other items (and all copies thereof) containing or pertaining to any Confidential Information, and will not retain copies of any such documents, materials or items. Notwithstanding any other provision of this Agreement, the provisions of

Section 4 above shall survive any termination of this Agreement and shall continue thereafter in accordance with their terms.

6. Miscellaneous Provisions.

6.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Advisor, Advisor's estate, heirs, representatives and devisees, and upon the Company, its successors and assigns. It is agreed that the Services to be furnished hereunder by Advisor shall not be assigned or delegated without the prior written consent of the Company, which consent may be withheld in the Company's sole discretion.

6.2 Severability. If any provision of this Agreement for any reason is declared invalid, illegal or unenforceable in any jurisdiction, then (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the parties hereto as nearly as may be possible, and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

6.3 Notices. All notices either party is required or desires to give to the other shall be addressed to the addresses indicated on the signature pages to this Agreement or to such address as either party may from time to time designate by written notice to the other, and shall be sent by facsimile or certified mail (return receipt requested) so addressed or by personal delivery. The date of personal delivery, the date the facsimile is sent to the recipient, or three days after the date of mailing, as the case may be, shall be deemed the date of such notice.

6.4 Entire Agreement. This Agreement and the Purchase Agreement referred to in Section 3 contain the entire agreement of the parties and supersede and cancel all other agreements, discussions, representations or understandings between the parties with respect to the subject matter hereof. No amendments hereto, or waivers or releases of obligations hereunder, shall be effective unless agreed to in writing by the parties hereto.

6.5 Independent Contractor. Advisor is acting as a consultant to the Company, and the parties hereto are acting as independent contractors. Advisor shall be responsible for and shall pay all taxes related to the receipt of any payments hereunder and shall give reasonable proof and supporting documents, if reasonably requested, to verify the payment of such taxes. Advisor acknowledges and agrees and it is the intent of the parties hereto that Advisor receive no Company-sponsored benefits from the Company, whether as an employee or otherwise. If Advisor is reclassified by a state or federal agency or court as an employee, Advisor will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans in effect at the time of such reclassification Advisor would otherwise be eligible for such benefits.

6.6 Use of Name. The Company may identify Advisor as a member of the Advisory Board in written materials about the Company and on the Company's website. The Company shall not otherwise use Advisor's name in publicity or advertising without the prior written consent of Advisor, which consent shall not be unreasonably withheld or delayed.

6.7 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. The parties consent to jurisdiction and venue in the state and federal courts sitting in King County, Washington.

6.8 Waiver. Failure by either party to insist upon strict adherence to any one or more of the terms or conditions of this Agreement, on one or more occasions, shall not be construed as a waiver, nor deprive the party of the right to require strict compliance with the same thereafter.

6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Advisory Board Agreement as of the date first above written.

CLEARSIGN COMBUSTION CORPORATION

By: [signature] Geoff Osler

Title: Secretary

Address: 3828 49th Ave NE

Seattle, WA 98105

ADVISOR

Signature: Dr. [signature]

Printed Name: Dr. Thomas Hartwick

Address: 10510 196 ST SE

SNOHOMISH WA 98296